Exhibit 10.2

EXECUTION VERSION

AMENDMENT TO
INVESTOR RIGHTS AGREEMENT

This AMENDMENT, dated as of May 11, 2018 (this “Amendment”), to the Investor Rights Agreement, dated as of September 11, 2017 (as it may be amended from time to time, the “Investor Rights Agreement”), is entered into between Oncobiologics, Inc., a Delaware corporation (the “Company”), and GMS Tenshi Holdings Pte. Limited, a Singapore private limited company (the “Investor” and, collectively with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investor Rights Agreement.

WHEREAS, the Company and the Investor entered into the Investor Rights Agreement;

WHEREAS, Section 8.7 of the Investor Rights Agreement permits the Parties to amend the Investor Rights Agreement by an instrument in writing signed on behalf of the Company and the Investor;

WHEREAS, the Company and Investor are entering into that certain Purchase Agreement, dated as of the date hereof (the “2018 Purchase Agreement”), pursuant to which, subject to the terms and conditions contained therein, Investor will purchase from the Company, and the Company will issue to Investor, the Common Shares and the Warrants (each as defined therein); and

WHEREAS, in connection therewith, the Company and the Investor desire to amend the Investor Rights Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Investor hereby agree as follows:

1.       Amendment of definition of Common Shares in the Investor Rights Agreement. Notwithstanding the definition in the recitals to the Investor Rights Agreement, the definition of “Common Shares” in Article VIII the Investor Rights Agreement is hereby amended by deleting “has the meaning set forth in the recitals to this Agreement” and adding “means the Preferred Shares and shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, together with any shares of Common Stock (including, as each term is defined in the 2018 Purchase Agreement, the Common Shares, Warrants and Warrant Shares) otherwise held by the Shareholder, any Affiliate Shareholder and any Transferee Shareholder at any time following the date of this Agreement” in place thereof.

2.       Representations and Warranties. Each of the Company and the Investor represents and warrants that (a) it has the corporate power and authority to execute and deliver this Amendment and (b) this Amendment constitutes the legal, valid and binding obligation of each of the above parties, enforceable against each such party in accordance with its terms, subject to the Enforceability Exceptions.

3.       No Other Modification. The Investor Rights Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

4.       Miscellaneous. Sections 8.5 (Interpretation; Headings), 8.6 (Severability), 8.7 (Entire Agreement; Amendments), 8.13 (Waiver), 8.8 (Assignment; No Third Party Beneficiaries), 8.10 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial) and 8.11 (Counterparts) of the Agreement are hereby incorporated into this Amendment mutatis mutandis as if set forth in full herein.

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IN WITNESS WHEREOF, the Company and the Investor have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorize.

Oncobiologics, Inc.

By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: Chief Financial Officer

GMS Tenshi Holdings Pte. Limited

By:	/s/ Faisal G. Sukhtian
Name: Faisal G. Sukhtian
Title: Director